Exhibit 16.1

May 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Mountain Crest Acquisition Corp. II (File No. 001-39864) under Item 4.02 of its Form 8-K filed on May 28, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Mountain Crest Acquisition Corp. II contained therein.

Very truly yours,

/s/ Marcum LLP